Exhibit 99.1

July 20, 2018

Board of Directors

Cadence Bancorporation

2800 Post Oak Boulevard

Suite 3800

Houston, TX 77056

Re:

Amendment No. 1 to Registration Statement on Form S-4 of Cadence Bancorporation (333-225587) to be filed with the Securities and Exchange Commission as of the date hereof (the “Amended Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated May 11, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Cadence Bancorporation (the “Company”) of the exchange ratio of 1.16 shares of Class A common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of State Bank Financial Corporation pursuant to the Agreement and Plan of Merger, dated as of May 11, 2018, by and between the Company and State Bank.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Cadence’s Financial Advisor,” “The Merger – Background of the Merger”, “The Merger – Cadence’s Reasons for the Merger,” “The Merger – Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Joint Information Statement/Proxy Statement and Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)